Filed pursuant to Rule 433
Registration Statement Nos. 333-137120, 333-137120-01, 333-137120-02, 333-137120-03,
333-137120-04, 333-137120-05, 333-137120-06, 333-137120-07 and 333-137120-08

FLORIDA POWER & LIGHT COMPANY

Pricing Term Sheet

October 3, 2007

Issuer:  Florida Power & Light Company

Underwriting Agreement dated October 3, 2007

Representatives:
Banc of America Securities LLC
BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC

Co-Managers:
Daiwa Securities America Inc.
Morgan Keegan & Company, Inc.
Piper Jaffray & Co.
Scotia Capital (USA) Inc.
Sovereign Securities Corporation, LLC

Bonds:
Designation:	First Mortgage Bonds, 5.55% Series due November 1, 2017
Legal Format:	SEC Registered
Principal Amount:	$300,000,000
Date of Maturity:	November 1, 2017
Interest Payment Dates:	Each May 1 and November 1, beginning May 1, 2008
Coupon Rate:	5.55%
Price to Public:	99.972% of the principal amount thereof
Treasury Benchmark:	4.75% due August 15, 2017
Benchmark Price:	$101-17+
Benchmark Yield:	4.553%
Spread to Benchmark Treasury:	100 basis points
Reoffer Yield:	5.553%
Trade Date:	October 3, 2007
Settlement Date:	October 10, 2007
CUSIP / ISIN Number:	341081 EZ6 / US341081EZ62
Expected Credit Ratings:*
Moody’s Investors Service Inc.	“Aa3” (stable outlook)
Standard & Poor’s Ratings Services	“A” (stable outlook)
Fitch Ratings	“AA-” (stable outlook)

Make-Whole Call:	At any time at 100% plus Make-Whole Premium at discount rate equal to Treasury Yield plus 20 basis points.

*A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1-800-294-1322, BNP Paribas Securities Corp. toll-free at 1-800-854-5674 or Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.